Exhibit 99.1

TP Flexible Income Fund Announces Distributions for June 2020, July 2020, and August 2020

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TP Flexible Income Fund, Inc.

May 28, 2020, 14:11 ET

NEW YORK, May 28, 2020 /PRNewswire/ -- TP Flexible Income Fund, Inc. (“FLEX” or the “Fund”) announced today its monthly cash distributions to stockholders for June 2020, July 2020, and August 2020 at an annualized distribution rate of 7.0% based on the current offering price. The distributions have weekly record dates and are payable monthly to the stockholders of record as of the close of business of each week in June 2020, July 2020, and August 2020. The declared distributions equal a weekly amount of $0.01179 per share of common stock.

•	Distributions for the June 5, 12, 19, and 26 record dates will be paid on or around July 6, 2020.
•	Distributions for the July 6, 10, 17, 24, and 31 record dates will be paid on or around August 7, 2020.
•	Distributions for the August 7, 14, 21, and 28 record dates will be paid on or around September 4, 2020.

About TP Flexible Income Fund, Inc.

FLEX is a publicly registered, non-traded business development company. FLEX invests primarily in senior and secured credit of privately owned U.S. middle market companies. FLEX’s objective is to generate current income and, as a secondary objective, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns.

About Prospect

FLEX is managed by Prospect Flexible Income Management LLC, which is a controlled affiliate of Prospect Capital Management L.P. (“PCM”). PCM is an SEC-registered investment adviser that, along with its predecessors and affiliates, has a 30-year history of investing in and managing high-yielding debt and equity investments using both private partnerships and publicly traded closed-end structures. PCM and its affiliates employ a team of approximately 100 professionals who focus on credit-oriented investments yielding attractive current income. PCM has $5.8 billion of assets under management as of March 31, 2020.

Additional Information

Past performance is not indicative of future performance. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money that investors originally invested and represent a return of capital to investors for tax purposes. Such a return of capital is not immediately taxable, but reduces investor tax basis in FLEX shares, which may result in higher taxes for investors even if shares are sold at a price below original investment.

This information is not, and should not be deemed to construe, an offer to sell or a solicitation of an offer to purchase any security. Offers will only be made through a qualified prospectus to suitable investors and where permitted by law. BDCs involve substantial costs and investors should review the prospectus regarding fees and expenses. There are no guarantees that investment objectives will be met.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. The prospectus contains this and other information relevant to an investment in FLEX. Please read the prospectus carefully before you invest or send money. To obtain a prospectus, please contact your investment representative or Triton Pacific Securities, LLC at 949-429-8500.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the future performance of FLEX. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Any such statements, other than statements of historical fact, are highly likely to be affected by unknowable future events and conditions, including elements of the future that are or are not under the control of FLEX and that FLEX may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and FLEX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Securities Offered Through Triton Pacific Securities, LLC | Dealer Manager | Member FINRA/SIPC